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                                                                Exhibit 99(a)(7)
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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated August 20, 1999 and the related Letter of
     Transmittal and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the
            Offer is prohibited by any applicable law. If Purchaser
             becomes aware of any jurisdiction where the making of
                the Offer or the acceptance of Shares is not in
                 compliance with applicable law, Purchaser will
               make a good faith effort to comply with such law.
               If, after such good faith effort, Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of)
               the holders of Shares in such jurisdiction. In any
                 jurisdiction where the securities, blue sky or
                  other laws require the Offer to be made by a
                   licensed broker or dealer, the Offer shall
                   be deemed to be made on behalf of Purchaser
                    by Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated or one or more registered
                      brokers or dealers licensed under the
                           laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                          NIELSEN MEDIA RESEARCH, INC.

                                       AT

                              $37.75 NET PER SHARE

                                       BY

                             NINER ACQUISITION, INC.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                    VNU N.V.

Niner Acquisition, Inc., a Delaware corporation (the "Purchaser") and indirect wholly owned subsidiary of VNU N.V., a company organized under the laws of the Netherlands ("VNU"), is offering to purchase all the outstanding shares of common stock, $0.01 par value per share (the "Common Stock"), of Nielsen Media Research, Inc., a Delaware corporation (the "Company"), together with the associated preferred share purchase rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of October 15, 1996 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent, at a price of $37.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 20,1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON FRIDAY, SEPTEMBER 17, 1999, UNLESS THE OFFER IS EXTENDED.
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THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED
AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 14 OF THE OFFER TO PURCHASE.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 15, 1999 (the "Merger Agreement"), by and among Purchaser, VNU USA, Inc. ("Parent") and the Company. The Merger Agreement provides that as soon as practicable after the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions contained in the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by any subsidiary of the Company or in the treasury of the Company, or by Parent, Purchaser or any other subsidiary of Parent, which Shares will be cancelled, and other than Shares, if any, held by stockholders who perfect their appraisal rights pursuant to Section 262 of the DGCL) will be converted into the right to receive $37.75 in cash, without interest.

The Board of Directors of the Company (i) has unanimously determined that the Offer and the Merger are fair to and in the best interests of the Company's stockholders and declared that the Offer and the Merger are advisable, (ii) has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) unanimously recommends that stockholders accept the Offer and tender their Shares pursuant to the exOffer.

The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, September 17, 1999, unless and until Purchaser (in accordance with the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission and to applicable law, Purchaser expressly reserves the right, in its sole discretion (subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary; provided, however, that Purchaser may not extend the Offer beyond December 22, 1999 without the prior written consent of the Company. Any such extension will be followed by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release to the Dow Jones News Service or otherwise as may be required by applicable law.

Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay the fees and expenses of The Bank of New York, which is acting as depositary (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., which is acting as the Information Agent (in such capacity, the "Information Agent"), in connection with the Offer. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments to tendering stockholders.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for Shares, regardless of any extension of the Offer or any delay in making such payment.

Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after October 15, 1999, or such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding.

The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed to record holders of Shares, and will be furnished by Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below, and copies will be furnished promptly at Purchaser's expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                            [MACKENZIE PARTNERS LOGO]
                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (call collect)
                                       or
                          Call Toll-Free (800) 322-2885
                      The Dealer Manager for the Offer is:
                               Merrill Lynch & Co.
                             World Financial Center
                                   North Tower
                          New York, New York 10281-1305
                          (212) 236-3790 (Call Collect)

August 20, 1999
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